Exhibit 99.1

AMDOCS LIMITED

1998 STOCK OPTION AND INCENTIVE PLAN

AS AMENDED ON FEBRUARY 2, 2024

1. Purpose; Type of Awards; Construction

The purpose of the Amdocs Limited 1998 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) is to afford an incentive to officers, directors, employees and consultants of Amdocs Limited (the “Company”), or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, directors and consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. It is further intended that options granted by the Committee (as such a term is defined below) pursuant to Section 8 of the Plan shall constitute “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options granted by the Committee pursuant to Section 7 of the Plan shall constitute “nonqualified stock options” (“Nonqualified Stock Options”). The Committee may also grant restricted shares (“Restricted Stock”) under the Plan pursuant to Section 9 of the Plan. If the Committee so determines it may grant Nonqualified Stock Options or Restricted Stock pursuant to the provisions of Section 102 of the Israel Income Tax Ordinance (New Version) 1961, and any regulations, rules, orders or procedures promulgated thereunder (“102 Securities”).

2. Definitions

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)
“Ordinary Shares” shall mean shares of ordinary shares, par value £0.01 per share, of the Company.
(b)
“Disability” shall mean the inability of a Grantee (as defined in Section 3 hereof) to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(c)
“Fair Market Value” per share as of a particular date shall mean (i) if the shares of Ordinary Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine; or (ii) if the shares of Ordinary Shares are then traded on a national securities exchange the closing sales price per share of Ordinary Shares on the national securities exchange, on which the Ordinary Shares are principally traded, for the last preceding date on which there was a sale of such Ordinary Shares on such exchange, or (iii) if the shares of Ordinary Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Ordinary Shares in such over-the-counter market for the last preceding date on which there was a sale of such Ordinary Shares in such market.
(d)
“Option” or “Options” shall mean a grant to a Grantee (as defined in Section 3 hereof) of an option or options to purchase shares of Ordinary Shares. Options granted by the Committee (as defined in Section 3 hereof), pursuant to the Plan shall constitute either Incentive Stock Options or Nonqualified Stock Options.
(e)
“Parent” shall mean an entity which directly or indirectly holds a controlling interest (by vote or by value) in the Company. Whether employment by or service with a Parent is included within the scope of this Plan shall be determined by the Committee.
(f)
“Subsidiary” shall mean an entity of which the Company directly or indirectly holds a controlling interest (by vote or by value) in such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.
(g)
“Ten Percent Stockholder” shall mean a Grantee (as defined in Section 3 hereof), who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Administration

The Plan shall be administered by a committee (the “Committee”) established by the Board of Directors of the Company (the “Board”).

The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options and Restricted Stock; to determine which Options shall constitute Incentive Stock Options and which Options or Restricted Stock shall constitute Nonqualified Stock Options or 102 Securities; to determine the kind of consideration payable (if any) with respect to awards; to determine the period during which Options may be exercised and Restricted Stock shall be subject to restrictions, and whether in whole or in installments; to determine the persons to whom, and the time or times at which awards shall be granted (such persons are referred to herein as “Grantees”); to determine the number of shares to be covered by each award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with awards granted under the Plan (the “Agreements”); to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all Grantees of any awards under this Plan.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

4. Eligibility

Officers, Directors, other employees and consultants of the Company or of any Subsidiary or Parent shall be eligible to receive awards hereunder. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee, in its sole discretion, shall take into account the contribution by the eligible individuals to the management, growth and/or profitability of the business of the Company and such other factors as the Committee shall deem relevant.

5. Ordinary Shares

The maximum number of Ordinary Shares reserved for grant of awards under the Plan shall be 73,550,000. Such shares may, in whole or in part, be authorized but unissued shares. The foregoing numbers of shares may be increased or decreased by the events set forth in Section 10 hereof.

If any outstanding award under the Plan should, for any reason expire, be canceled or be terminated without having been exercised in full, the shares of Ordinary Shares allocable to the unexercised, canceled or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan; provided that an award under the plan may not again be made available for issuance under the plan if such Ordinary Shares are: (i) Ordinary Shares that were subject to stock-settled stock appreciation rights and were not issued upon the net settlement or net exercise of such stock appreciation rights, (ii) Ordinary Shares used to pay the Option Price, (iii) Ordinary Shares delivered to or withheld by the Company to pay the withholding taxes related to an award, or (iv) Ordinary Shares repurchased on the open market with proceeds of an Option exercise.

6. Terms and Conditions of Options

Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions:

(a)
NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Ordinary Shares to which the Option relates.
(b)
TYPE OF OPTION. Each Option Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option.
(c)
OPTION PRICE. Each Option Agreement shall state the Option Price, which shall not be less than one-hundred percent (100%) of the Fair Market Value of the shares of Ordinary Shares covered by the Option on the date of grant. The Option Price shall be subject to adjustment as provided in Section 10 hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.
(d)
MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise and may be made in cash, by the delivery of shares of Ordinary Shares with a fair market value equal to the Option Price, provided that any such shares acquired by the Grantee pursuant to the exercise of an Incentive Stock Option shall have been held by the Grantee for a period of at least one year, or by a combination of cash and such shares that have been held by the Grantee for a period of at least one year whose fair market value together with such cash shall equal the Option Price. The Committee may also permit Grantees, either on a selective or aggregate basis, simultaneously to exercise Options and sell the shares of Ordinary Shares thereby acquired pursuant to a brokerage or a similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the Purchase Price of such shares.
(e)
TERM AND EXERCISABILITY OF OPTIONS. Each Option Agreement shall be exercisable at such times and under such conditions as the Committee, in its discretion, shall determine; provided, however, such exercise period shall not exceed ten (10) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Sections 6(f) and 6(g) hereof. An Option may be exercised, as to any or all full shares of Ordinary Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

Options shall become exercisable in cumulative installments of 25% on the first, second, third and fourth anniversary of the date on which such Option is granted, or at such other times and in such other installments (which may be cumulative) as the Committee shall provide in the terms of the respective Option Agreements; provided, however, that the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such Option or any portion thereof may be exercised. The Option may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option.

(f)
TERMINATION. Except as provided in this Section 6(f) and in Section 6(g) hereof, an Option may not be exercised unless the Grantee is then in the service or employ of the Company or a Parent or Subsidiary (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed or has continuously performed such services since the date of grant of the Option. In the event that the employment of a Grantee shall terminate or Grantee shall cease performance of services for the Company, a Parent or a Subsidiary thereof (in either event, other than by reason of death or disability), all Options of such Grantee that are exercisable at the time of such termination or cessation may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination or cessation; provided, however, that if the Company, Subsidiary, or Parent, as the case may be, shall terminate the Grantee’s employment for cause (as determined by the Committee), all Options theretofore granted to such Grantee shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation unless otherwise determined by the Committee. In the case of a Grantee whose principal employer is a Subsidiary, the Grantee’s employment shall be deemed to be terminated for purposes of this Section 6(f) as of the date on which such principal employer ceases to be a Subsidiary.
(g)
DEATH OR DISABILITY OF GRANTEE. If a Grantee shall die while employed by, or performing services for, the Company or a Parent or subsidiary thereof, or within ninety (90) days after the date of cessation of such Grantee’s employment or performance of services other than as a result of termination for cause (or within such longer period as the Committee may have provided pursuant to Section 6(e) hereof), or if the Grantee’s employment shall terminate or performance of services shall cease by reason of Disability, all Options theretofore granted to such Grantee may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Grantee, at any time within twelve months after the date of death or Disability of the Grantee. In the event that an

Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option.
(h)
LOANS. Subject to any law, the Company may make loans to Grantees as the Committee, in its discretion, may determine in connection with the exercise of outstanding options granted under the Plan. Such loans shall (i) be evidenced by promissory notes entered into by the Grantees in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section 6(h) and such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine and (iii) bear interest, if any, at such rate as the Committee shall determine. In no event may the principal amount of any such loan exceed the exercise price less the par value of the shares of Ordinary Shares covered by the option, or portion thereof, exercised by the Grantee. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the Grantee with respect to principal and/or interest and the conditions upon which the loan will become payable in the event of the Grantee’s termination of employment or ceasing to perform services shall be determined by the Committee; provided, however, that the term of the loan, including extensions, shall not exceed 10 years. Unless the Committee determines otherwise, when a loan shall have been made, shares of Ordinary Shares having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the Grantee to the Company as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Committee, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.
(i)
OTHER PROVISIONS. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.
(j)
EXERCISE OF OPTIONS. A Grantee who decides to exercise an Option in whole or in part shall give notice to the Company or its designated agent of such exercise in writing on a form approved by the Committee. Such notice shall specify the manner in which the Grantee will make payment of the Option Price.

7. Nonqualified Stock Options

Options intended to constitute Nonqualified Stock Options shall be subject only to the general terms and conditions specified in Section 6 hereof.

7A. 102 Securities

Any 102 Securities which shall be granted to employees or consultants of the Company, any Subsidiary or Parent, or if required by law, shall be issued to a trustee nominated by the Board or the Committee (in accordance with the provisions of Section 102) (the “Trustee”) and held for the benefit of the Grantee in accordance with any of the alternatives under Section 102 as shall be prescribed from time to time by the Committee. The Trustee may also hold in trust any shares issued upon exercise of such 102 Securities, pursuant to the provisions of Section 102.

8. Incentive Stock Options

Options intended to constitute Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 6 hereof.

(a)
VALUE OF SHARES. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of equity securities of the Company with respect to which Incentive Stock Options granted under this Plan and all other option plans of any Parent or Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed $100,000. To the extent that the aggregate fair market value of shares with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year exceeds $100,000, such Option shall be treated as a Non-Qualified Stock Option. The foregoing shall be applied by taking options into account in the order in which they were granted, with the fair market value of any share to be determined at the time of the grant of the Option. In the event the foregoing results in a portion of an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as a Non-Qualified Stock Option.
(b)
TEN PERCENT STOCKHOLDER. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the shares of Ordinary Shares on the date of grant of such Incentive Stock Option and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

9. Restricted Stock

The Committee may award shares of Restricted Stock to any eligible individual. Each award of Restricted Stock under the Plan shall be evidenced by an instrument, in such form as the Committee shall from time to time approve (the “Restricted Stock Agreement”), and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish including, without limitation, the requirement that a Grantee provide consideration for Restricted Stock upon the lapse of restrictions):

(a)
The Committee shall determine the number of shares of Ordinary Shares to be issued to the Grantee pursuant to the award.
(b)
(i) Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the “Restricted Period”). The Committee may also impose such other restrictions and conditions on the shares as it deems appropriate including the satisfaction of performance criteria. Certificates for shares of stock issued pursuant to Restricted Stock awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of stock in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee. In determining the Restricted Period of an award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such award, provided that the restrictions with respect to no more than 25% of the awarded shares shall lapse prior to the first anniversary of the date of grant, no more than additional 25% shall lapse prior to the second anniversary of the date of grant, no more than additional 25% shall lapse prior to the third anniversary of the date of grant and no more than additional 25% shall lapse prior to the fourth anniversary of the date of grant; provided further, however, that the foregoing vesting schedule shall not apply to (A) Restricted Stock granted with restrictions related to satisfaction of performance criteria; or (B) extraordinary circumstances as shall be determined by the Committee which shall include, without limitation, death or disability, a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.
(ii)
The Committee may adjust the performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an award if and to the extent that the Committee deems it appropriate.
(c)
Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment with, or performance of, service for, the Company or any Parent or Subsidiary shall cease for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions (after taking into account the provisions of Subsection (e) of this Section 9) shall be repurchased by the Company or its Subsidiary at a price per share equal to the par value thereof.
(d)
During the Restricted Period the Grantee shall possess all incidents of ownership of such shares, subject to Subsection (b) of this Section 9, including the right to receive dividends with respect to such shares and to vote such shares.
(e)
The Committee shall have the authority (and the Restricted Stock Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

9A. Stock Appreciation Rights

(a)
The Committee may also grant stock appreciation rights (“SARs”) without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the fair market value of all shares of Ordinary Shares in respect to which the right was granted exceeds the exercise price thereof.
(b)
The Committee shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Committee approves the grant of an SAR effective as of a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.
(c)
Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

9B. Other Stock-Based Awards

The Committee may grant other awards under the Plan pursuant to which shares of Ordinary Shares (which may, but need not, be shares of Restricted Stock pursuant to Section 9 hereof) are or may in the future be acquired, or awards denominated in stock units, including ones valued using measures other than market value. Such other stock based awards may be granted alone, in addition to, or in tandem with any award of any typed granted under the Plan and must be consistent with the purposes of the Plan. As of December 4, 2023, the Committee may not award such stock-based awards that are “full-value” awards, including but not limited to Shares of Restricted Stock or awards denominated in stock units (but excluding options and SARs), in an aggregate amount that exceeds 6,577,354 Ordinary Shares. From and after February 2, 2024, the Committee may grant such “full-value” awards with respect to an additional 3,000,000 Ordinary Shares.

9C. Limitations and Conditions.

(i)
In the event that the Company makes an acquisition or is a party to a merger or consolidation and the Company assumes or substitutes for the options or other awards consistent with the purpose of this Plan of the Company acquired, merged or consolidated which are administered pursuant to this Plan, shares of Ordinary Shares subject to the assumed or substituted options or other awards shall not count as part of the total number of shares of Ordinary Shares that may be made subject to awards under this Plan or the limitation on other stock-based awards under Section 9B hereof, except as may be required by reason of Section 422 and related provisions of the Code. Any assumed or substituted awards to be administered under the Plan shall be on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on the terms and conditions of awards contained in the Plan.
(ii)
Subject to Section 5 above, any shares that have been made subject to an award that cease to be subject to the award (other than by reason of exercise or payment of the award to the extent it is settled in shares) shall again be available for award and shall not be considered as having been theretofore made subject to award. For the avoidance of doubt, any shares that have been made subject to an award made prior to February 2, 2024 and of the type described in the last sentence of Section 9B that cease to be subject to such award (other than by reason of exercise or payment of the award to the extent it is settled in shares) shall again be available for awards of the type described in the last sentence of Section 9B, without regard to the sublimit set forth in the last sentence of Section 9B, and shall not be considered as having been theretofore made subject to award.
(iii)
Nothing contained herein shall affect the right of the Company to terminate any Grantee’s employment at any time or for any reason.

10. Effect of Certain Changes

(a)
If there is any change in the shares of Ordinary Shares through the declaration of stock dividends, recapitalization, stock splits, combinations or exchanges of such shares, or other similar transactions, which result in any increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration (provided, however, that conversion of any convertible security of the Company shall not be deemed to have been effected without receipt of consideration), the number of shares of Ordinary Shares available for awards, the number of such shares covered by outstanding awards, and the price per share of Options shall be proportionately adjusted by the Committee to reflect such change in the issued shares of Ordinary Shares; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.
(b)
In the event of the dissolution or liquidation of the Company or in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off or in the event of other similar transactions, the Committee may provide that:
(i)
the Grantee of any award hereunder shall have the right to exercise an Option (at its then Option price) or to receive in respect of other types of awards the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division by a Grantee of the number of shares of Ordinary Shares subject to such award for which such award might have been exercised or realized immediately prior to such dissolution, liquidation, or corporate separation or division; or
(ii)
each award granted under the Plan shall terminate as of a date to be fixed by the Committee and that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Grantee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise or otherwise realize with respect to such awards all or any part of the shares of Ordinary Shares and other securities, property, cash or any combination thereof, covered thereby.

In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, the Committee may provide that any award then outstanding shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the Committee shall, in lieu of such assumption or substitution, provide for the realization of such outstanding awards in the manner set forth in subsections 10(b)(i) or 10(b)(ii) above.

(c)
In the event of a change in the Ordinary Shares of the Company as presently constituted that is limited to a change of all of its authorized shares of Ordinary Shares into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Ordinary Shares within the meaning of the Plan.
(d)
Except as herein before expressly provided in this Section 10, the Grantee of an award hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another company; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Ordinary Shares subject to an award. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other awards or Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or stock appreciation rights without shareholder approval. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

11. [RESERVED]

12. Effective Date and Term of the Plan

Awards may be granted pursuant to the Plan from time to time by no later than January 28, 2025, but awards previously granted may extend beyond such date.

13. Nontransferability of Awards

Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, other than pursuant to a valid domestic relations order issued by a court pursuant to Section 414(p) of the Code, and awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee.

14. Approval of Shareholders

The Plan shall take effect upon its adoption by the Board but the Plan (and any grants of awards made prior to the shareholder approval mentioned herein) shall be subject to the approval of the holder(s) of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which approval must occur within twelve months of the date the Plan is adopted by the Board.

15. Agreement by Grantee Regarding Withholding Taxes

If the Committee shall so require, as a condition of exercise of an Option or other realization of an award, each Grantee shall agree that no later than the date of exercise or other realization of an award granted hereunder, the Grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option or other realization of an award. Alternatively, the Committee may provide that a Grantee may elect, to the extent permitted or required by law, to have the Company deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Grantee.

16. Amendment and Termination of the Plan

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that any amendment that would increase the aggregate number of Ordinary Shares as to which awards may be granted under the Plan or materially increase the benefits accruing to Grantees under the Plan or change the class of employees eligible for participation in the Plan or reduce the basis upon which the minimum Option Price is determined or extend the period within which awards under the Plan may be granted or provide for an Option that is exercisable more than 10 years after the date it is granted shall be subject to the approval of the holders of a majority of the Ordinary Shares issued and outstanding, except that any such increase or modification that may result from adjustments authorized by Section 10 hereof shall not require such approval. Except as provided in Section 10 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any award previously granted, unless the written consent of the Grantee is obtained. In addition, unless such action is approved by the Company’s shareholders: (1) no outstanding Option or SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option or SAR (other than adjustments pursuant to Section 10) and (2) the Board may not cancel any outstanding Option or SAR (whether or not granted under the Plan) and grant in substitution therefore new awards under the Plan covering the same or a different number of shares of Ordinary Shares and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option or SAR. No Option or SAR granted under the Plan shall contain any provision entitling the Grantee to the automatic grant of additional Options or SARs in connection with any exercise of the original Option or SAR.

17. Rights as a Shareholder

Except as provided in Section 9(d) hereof, a Grantee or a transferee of an award shall have no rights as a shareholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10 hereof.

18. No Rights to Employment

Nothing in the Plan or in any award granted or Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such subsidiary to terminate such Grantee’s employment or services. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues in the employ of the Company or any subsidiary.

19. Beneficiary

A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

20. Governing Law

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York.